Exhibit 10.1

December 14, 2016

Dr. Chris Xu

c./o Cesca Therapeutics Inc.

2711 Citrus Road

Rancho Cordva, CA  95742

Re:      Terms of Employment as interim Chief Executive Officer

Dear Chris:

On behalf of the Compensation Committee of the Board of Directors (the “Board”) of Cesca Therapeutics, (the “Company”), we are pleased to confirm for you, the following terms of employment (the “Terms”) as the Company’s Chief Executive Officer, on an interim basis. The Terms are effective retroactively to November 4, 2016:

1.        Position.

You will serve as the interim Chief Executive Officer of the Company. Your place of employment is the Company’s office in Rancho Cordova, CA. Your responsibilities in this position include managing the day-to-day operations of the Company and reporting to the Board.

2.        Compensation.

Your base salary will be at the rate of $425,000 per year, less payroll deductions and all required withholdings. You will be paid on the Company’s regularly scheduled pay dates.

You are eligible to earn a bonus compensation of up to 60% of your base salary (the “Bonus”) for your performance in 2017. Any earned Bonus is payable in cash or in shares of the Company’s common stock, subject to the Board’s discretion. Bonus determination will be based on the corporate/personal goals that will be mutually determined by you and the Compensation Committee at the next in person meeting of the Board of Directors.

Additionally, you are eligible to participate in any of the Company’s plans for its employees.

3.        Stock Grant.

You will be granted options to purchase up to 50,000 shares of the Company Common Stock (“Options”) under the Company’s Stock Incentive Plan (the “Plan”). The Board may, in its absolute discretion, choose to grant to you additional options in the future. The Options are subject to the terms of the Plan, and will in five equal installments: 20% upon signing of this Letter Agreement, 20% on February 4, 2017, 20% on May 4, 2017, 20% on August 4, 2017, and 20% on November 4, 2017, assuming remain in continuous and uninterrupted employment with the Company.

4.        Confidential Information and Non-Solicitation Agreement.

Like all Company employees, you will be required, as a condition of your employment, to abide by Company rules and policies, and sign any personnel agreement, concerning the handling of Confidential Information and Non-Solicitation, which, among other things, prohibits the unauthorized use or disclosure of the Company’s proprietary and confidential information and the unauthorized disclosure or use of any third party proprietary and confidential information.

You further agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. In addition, as a condition of employment, you agree that you will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company.

Throughout the duration of your employment, you agree to disclose to the Company in writing, any continuing outside working relationships with other customers or entities with whom you are working or will work (whether or not for compensation), as well as any potential conflicts of interest, sources of income or other business endeavors

5.        At-Will Employment.

Your employment with the Company will continue to be “at-will.” This means that either you or the Company may terminate your employment relationship at any time, with or without notice, and with or without cause. By accepting the role of interim CEO, you confirm you understand and agree, that this at-will relationship cannot be changed or retracted, either orally or in writing, or by any policy or conduct, unless you receive a document expressly stating that your employment is no longer at-will, which is signed both by you and the Chair of the Compensation Committee.

In addition, you acknowledge that at the Board’s discretion, the Company will commence a formal search for a permanent CEO and you agree to assist the Company in that search.

6.        Termination

You acknowledge that as interim CEO, you will not be entitled to any salary continuation or severance payments in the event of Termination, be it for change of control, with cause, without cause, constructive terminated, or if you voluntarily resign.

7.        Additional Information.

This letter and the agreements for the Options, Confidential Information and Anti-Solicitation, contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company. This letter may not be amended or modified except by an express written agreement signed by you and the Chairman of the Compensation Committee.

Upon acceptance of this letter, please sign and return it to Mike Bruch, the Company’s Chief Financial Officer, with a copy to the undersigned.

Sincerely,

/s/ Mahendra Rao, Ph.D.

Mahendra Rao, Ph.D.

Chairman, Compensation Committee

Board of Directors

Agreed and accepted as of:

Date: December 16, 2016

/s/ Chris Xu, Ph.D.

Chris Xu, Ph.D.

Copy:      Mike Bruch

 Michael Rhein

 Vivian Liu